EXHIBIT 10.5

LEASE MODIFICATION AND EXTENSION AGREEMENT

THIS LEASE MODIFICATION AND EXTENSION AGREEMENT, made as of the 1st day of January, 2006, between THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW-YORK, a religious corporation in the State of New York, having its office and address at 74 Trinity Place in the Borough of Manhattan, City, State and County of New York (hereinafter referred to as the “Landlord”) and MIVA DIRECT, INC., a Delaware corporation, (successor by merger to Comet Systems, Inc.) having an address at 143 Varick Street , New York, New York 10013 (hereinafter referred to as the “Tenant”),

W I T N E S S E T H :

WHEREAS, the Landlord and the Comet Systems, Inc. (“Comet”) entered into an agreement of lease dated as of February 29, 2000 (the “Original Lease”), and modified by agreement dated as of August 8, 2000 ( the “First Modification”; the Original Lease and First Modification being collectively referred to as the “Lease”) wherein the Landlord leased to Comet the first and second floors and basement in the building of the Landlord known as 143 Varick Street, New York, New York for a term to expire (unless sooner terminated in accordance with the provisions of the Lease) on February 28, 2007 at the annual fixed rent as set forth in the Lease and at the additional rents and on the other terms and covenants set forth in the Lease; and

WHEREAS, by assignment dated as of March 22, 2004, Comet assigned all of its right, title and interest in the Lease to Haley Acquisition Corp. (n/k/a MIVA Direct, Inc.), which assumed all of Tenant’s obligations under the Lease; and

WHEREAS, the Tenant desires to (i) terminate the Lease with respect to the basement and first floor of the building other than a staircase leading to the second floor premises (which staircase is referred to as the “Second Floor Access Stairs” and is shown as the hatched area on Exhibit A-1 annexed hereto), (ii) extend the term of the Lease to January 31, 2016 (unless sooner terminated in accordance with the Lease) and (iii) otherwise modify the Lease on the terms and conditions set forth herein; and

WHEREAS, the second floor premises being leased to the Tenant is shown as the hatched area in Exhibit A annexed hereto; and

WHEREAS, capitalized terms used herein shall have the meaning ascribed to them in the Lease, except as specifically set forth herein.

NOW, THEREFORE, it is hereby mutually covenanted and agreed between the parties hereto as follows:

1.     Surrender of Space. As of January 31, 2006 (hereinafter referred to as the “Surrender Date”), the Tenant surrendered possession of the basement and first floor of the Premises (other than the Second Floor Access Stairs) (collectively, the “Surrendered Premises”) to the Landlord in vacant and broom-clean condition, except that, subject to the terms of this Agreement, the Tenant was not obligated to remove the air-conditioner compressor from the basement. The Tenant shall not be obligated to perform any restoration work in the Surrendered Premises other than removing it’s personal property from such space and, as set forth below, removing its equipment from the phone closet on the first floor in accordance with the provisions of this paragraph 1. From and after February 1, 2006, the term “premises” as used in the Lease shall refer to the second floor portion of the premises and the Second Floor Access Stairs only. Notwithstanding the foregoing, the Tenant may continue to use the phone closet located in the first floor portion of the Surrendered Premises until the earlier of (i) June 1, 2006, or (ii) thirty (30) days after the Landlord notifies the Tenant that it has leased all or part of the first floor of the building to a new tenant. The Tenant shall remove all its equipment from the phone closet before surrendering possession of the phone closet to the Landlord.

2.     Term. The term of the Lease shall be extended so as to expire on January 31, 2016 (the “Expiration Date”), or until such term shall sooner cease and expire or be terminated in accordance with the Lease.

3.     Rent.

a.     Fixed Rent. As of February 1, 2006, Article ONE of the Lease shall be amended so that the fixed rent shall be reduced to Four Hundred Twenty Thousand Seven Hundred Fifty and00/100 Dollars ($420,750.00) per annum, payable in equal monthly installments of Thirty Five Thousand Sixty Two and 50/100 Dollars ($35,062.50).

b.     Additional Rent. As of February 1, 2006, Article THIRTY of the Lease is hereby deleted and the following inserted in lieu thereof:

ARTICLE THIRTY
Real Estate Tax and Percentage Escalation

(a)     Real Estate Tax Escalation. In order to adjust, during the term of this lease, for increases in the expenses of the Landlord for Real Estate Taxes, the Tenant shall pay to the Landlord, as additional rent, Tenant’s Proportionate Share of any increases in such Real Estate Taxes, computed in the manner set forth in this Article.

(b)     Percentage Escalation. In order to adjust, during the term of this lease, for increases in the expenses of the Landlord in operating the building, the Tenant shall pay to the Landlord, as additional rent, commencing on February 1, 2007 and on each February 1 thereafter, the amount indicated in Exhibit D as the percentage escalation (the “Percentage Escalation”), such amount to be paid in twelve equal monthly installments together with the fixed rent.

(c)     Definitions. As used in this Article, the following capitalized words or expressions shall have the meanings ascribed to them below:

“Real Estate Taxes” shall mean the aggregate amount of real estate taxes and any general or special assessments (exclusive of interest and penalties thereon) imposed upon the building and the land upon which it is located (collectively, the “Property”), by Federal, State or local government, including, without limitation, (i) assessments made upon or with respect to any “air” or “development” rights now or hereafter affecting the Property, (ii) any fee, tax or charge imposed by any governmental authority for any vaults or vault space within or outside the boundaries of the Property, (iii) any expenditures for fees and expenses incurred by the Landlord in connection with the review, reduction or challenge of any tentative, final or prospective assessed valuation of the Property, and (iv) any taxes or assessments levied after the date of this lease in whole or in part for public benefits to the Property, including, without limitation, any Business Improvement District taxes and assessments; without taking into account any discount that the Landlord may receive by virtue of any early payment of Real Estate Taxes. If because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon the Landlord or owner of the Property, or the occupancy, rents or income therefrom, in substitution for any of the foregoing Real Estate Taxes, such other tax or assessment shall be deemed part of Real Estate Taxes computed as if the Landlord’s sole asset were the Property. Anything to the contrary notwithstanding, Real Estate Taxes shall not include (u) New York State or New York City real property transfer taxes imposed upon the grantor of real property, (v) penalties or interest, (w) any taxes on the Landlord’s income, (x) franchise taxes, (y) estate or inheritance taxes or (z) any similar taxes, imposed on the Landlord, unless such taxes are levied, assessed or imposed in lieu of or as a substitute for the whole or any part of the taxes, assessments, levies or impositions which now constitute Real Estate Taxes.

“Base Year” shall mean the New York City fiscal year commencing July 1, 2006 and ending June 30, 2007.

“Base Taxes” shall mean the Real Estate Taxes payable during the Base Year.

“Tax Year” shall mean the twelve month period following the Base Year and each succeeding twelve month period thereafter, any portion of which occurs during the term of this lease.

“Tax Statement” shall mean a statement setting forth a comparison of the Real Estate Taxes for a Tax Year with the Base Taxes.

“Tenant’s Proportionate Share” shall mean .5622.

(d)     Real Estate Taxes. (1) If the Real Estate Taxes for any Tax Year exceed the Base Taxes, the Tenant shall pay, as additional rent, an amount equal to Tenant’s Proportionate Share of such increase (the “Tax Payment”), which amount shall be payable as hereinafter set forth.

(1)      At any time during or after the term, the Landlord may render to the Tenant a Tax Statement showing the amount of the Tax Payment due from the Tenant. On the first day of the month following the delivery of a Tax Statement to the Tenant, the Tenant shall pay to the Landlord a sum equal to one-twelfth (1/12th) of the Tax Payment shown to be due for such Tax Year multiplied by the number of months (and any fraction thereof) of the term of the lease then elapsed since the commencement of such Tax Year. The Tenant shall continue to pay to the Landlord a sum equal to one-twelfth (1/12th) of the Tax Payment shown on such Tax Statement on the first day of each succeeding month until the first day of the month following the month in which the Landlord delivers a new Tax Statement to the Tenant. Promptly after delivery of a Tax Statement to the Tenant, the Landlord shall give notice to the Tenant stating whether the amount previously paid by the Tenant to the Landlord for the current Tax Year was greater or less than the installments of the Tax Payment to be paid for the current Tax Year in accordance with the Tax Statement. If there was a deficiency, the Tenant shall pay the amount of such deficiency as additional rent in accordance with the provisions of Article One hereof. If there shall have been an overpayment, the Landlord shall credit the amount thereof against the next monthly installments of additional rent payable in accordance with the provisions of this Article Thirty. Tax Payments shall be collectible by the Landlord in the same manner as fixed rent. The Landlord’s failure to render a Tax Statement shall not prejudice the Landlord’s right to render a Tax Statement during or with respect to any subsequent Tax Year, and shall not eliminate or reduce the Tenant’s obligation to make a Tax Payment for such Tax Year.

(e)     Statements. Every Tax Statement furnished by the Landlord pursuant to this Article shall be conclusive and binding upon the Tenant unless within ninety (90) days following the receipt of the Statement in question, the Tenant shall notify the Landlord that it disputes the correctness thereof, specifying the particular respects in which the Statement is claimed to be incorrect. If such dispute shall not have been settled by agreement within one hundred twenty days after receipt of the disputed Statement, the dispute shall be submitted to arbitration in New York City in accordance with the rules then obtaining of the American Arbitration Association. Each party shall bear its own costs in connection with such arbitration. Pending the determination of such dispute by agreement or arbitration as aforesaid, the Tenant shall pay the additional rent in accordance with the disputed Tax Statement. If the dispute shall be settled in the Tenant’s favor, the Landlord shall, at its option, promptly refund to the Tenant the amount of the Tenant’s overpayment, or credit the amount of such overpayment against the installments of fixed and additional rent next becoming due and payable under this lease.

(f)     Inspection of Books. If the Tenant timely notifies the Landlord that it disputes the correctness of a Tax Statement, the Landlord, upon written request of the Tenant, shall provide the Tenant and/or the Tenant’s independent certified accountants, reasonable access to review the Landlord’s books and records applicable to the building for the Tax Year in question, solely for the purpose of verifying the information contained in the Tax Statement. Such examination shall be made during the Landlord’s regular business hours at the office of the Landlord. The Tenant recognizes the confidential nature of such records and agrees to maintain the information obtained from such examination in strict confidence.

(g)     Decreases in Real Estate Taxes. In no event shall any decrease in the Real Estate Taxes in any way reduce the fixed rent or additional rent payable by the Tenant under this lease, except to the extent to which any such decrease shall result in a decrease in the additional rent payable pursuant to this Article; provided, however, that no decrease in Real Estate Taxes shall in any way reduce the additional rent payable on account of the Percentage Escalation.

(h)     Expiration or Termination of Lease. The expiration or termination of this lease during any Tax Year shall not affect the rights or obligations of the parties hereto respecting any payments of Tax Payments for such Tax Year. Any Tax Statement relating to such Tax Year may be sent to the Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination. In determining the amount of the Tax Payment for the Tax Year in which the term of the lease shall expire, the payment of the relevant escalation shall be prorated based on the number of days of the term which fall within such Tax Year. Any payments due under such Tax Statement shall be payable within ten (10) days after such Tax Statement is sent to the Tenant. The Tenant's right to receive Tenant's Proportionate Share of any refund of Real Estate Taxes received by the Landlord subsequent to the payment of such Real Estate Taxes by the Tenant (after deducting all reasonable costs and expenses incurred by the Landlord in obtaining such refund, which were not included in the computation of Real Estate Taxes) shall survive the expiration or termination of this lease."

4.     Security Deposit. The Landlord is currently holding a security deposit of $200,000 pursuant to Article TWENTY-NINE. The provision at the end of paragraph (a) in Article TWENTY-NINE shall be amended so that, provided there is no Event of Default then outstanding as of February 1, 2010, the security deposit will be reduced to $160,000.

5.     Air-Conditioning.

a.     The Landlord may, at its option at any time during the term of the Lease, relocate the Tenant’s air-conditioning compressor which is currently located in the basement of the building to a different location in the building. The Landlord shall give the Tenant prior notice of its election to relocate the compressor. The Landlord shall be responsible for the cost of relocating the compressor.

The two air-conditioning units currently located on the roof of the building (the “A/C Units”) will be dedicated to the premises. The Tenant shall accept the A/C Units in their current “as is” condition and Tenant shall perform the work necessary to separate the present ductwork feeding the first and second floors of the building and provide the necessary pneumatic work in conjunction with that to separate the floors, as well as providing the necessary fan adjustments to the two roof-top units. In addition, the Tenant shall install the associated controls and duct work required for the A/C Units to service the premises exclusively (this work, together with the work specified in the preceding sentence is referred to as “Tenant’s A/C Work”). The Tenant’s A/C work shall be completed by the earlier of (i) June 1, 2006, or (ii) within thirty days after receipt of a notice from the Landlord that it has entered into a lease with a tenant for all or part of the first floor. The Tenant shall maintain the A/C Units in good order and repair, using a reputable licensed contractor approved by the Landlord. Upon completion of the Tenant’s A/C Work, the Landlord shall reimburse the Tenant up to a maximum of $15,000 for the cost of such work, such reimbursement to be made in accordance with the provisions of new Article FORTY-FIVE of the Lease (as set forth in Paragraph 8 of this Agreement).

6.     Utilities.

a.     Electricity. Pursuant to Article TEN of the Lease, the Tenant currently pays electricity charges for electricity consumed in the entire building. On or before the earlier of (i) June 1, 2006, or (ii) the date the first floor premises are occupied by a new tenant for the performance of its alterations in such premises or the conduct of its business, the Landlord will, at its own expense, install a submeter to measure electrical consumption in the second floor premises only. As of the date the second floor premises are separately submetered, the Tenant shall be obligated to pay for metered electricy charges for the second floor premises only, which shall be provided and billed in accordance with the provisions of Article TEN. Until such a submeter is installed and operational, the Tenant shall continue to pay electricity charges in accordance with the provisions of Article TEN.

b.      Steam Heat. The Tenant currently obtains steam to heat the building directly from the utility providing such service, at the Tenant’s sole cost and expense. As of February 1, 2006, the Landlord shall arrange to have the steam service for the building billed to the Landlord, rather than the Tenant, provided, however, that the Tenant shall be responsible for all steam charges for the period prior to the Surrender Date. As of February 1, 2006, the Landlord shall furnish sufficient heat from October 15 through April 30 to heat the premises during Businesss Hours on Business Days. For purposes of the Lease, “Business Hours” shall mean normal building operation hours of eight a.m. to eight p.m. and ; “Business Days” shall mean Monday through Friday, except for those days designated as legal holidays by the Federal or State government or by the unions now or hereafter representing the Landlord’s building personnel. If the Tenant requires heat at any other times, the Landlord will furnish the additional requested service upon notice of the Tenant’s need therefor. Such notice may be written or oral and shall be given prior to 2 p.m. on the day upon which such service is requested or by 2 p.m. of the last preceding Business Day if service is requested on other than a Business Day. The Tenant will pay for any overtime heat at the respective prevailing rate per hour as established from time to time by the Landlord for such service at the building or in the buildings of the Landlord, generally, for each hour during which the additional service is supplied. All charges for such overtime service shall constitute additional rent and shall be payable within ten days after presentation of a bill, and in the event of default of payment therefor, the Landlord may refuse further overtime service for which the Landlord is entitled to be separately reimbursed and the Landlord shall have all remedies available to it for collection herein specified with respect to rent. The failure on the part of the Landlord to furnish heat, if due to breakdowns, repairs, maintenance, strikes or other causes beyond the control of the Landlord, shall involve no liability on the part of the Landlord and shall not constitute an actual or constructive eviction, nor relieve the Tenant from any of its obligations under this lease nor entitle the Tenant to an abatement of rent.

c.     Water. The Tenant currently pays for all water consumed at the premises. As of February 1, 2006, the Landlord shall provide to the second floor premises hot and cold water for ordinary drinking, cleaning and lavatory purposes. If the Tenant uses or consumes water for any other purposes or in unusual quantities (of which fact the Landlord shall be the sole judge), the Landlord may, at the Tenant’s expense, install a water meter or require the Tenant to install a meter. The Tenant shall thereafter maintain the meter in good working order at the Tenant’s expense and the Tenant shall pay for water consumed as shown on said meter as additional rent as and when bills are rendered at 110% of the Landlord’s cost therefor. In default in making such payment, the Landlord may pay such charges and collect the same from the Tenant. The Tenant shall pay the New York City sewer rents, charges or any other tax apportioned to the Tenant’s metered consumption of water at the premises. The apportionment of the sewer rent to the premises shall be made in accord with the measurement or apportionment of water consumed at the premises as provided herein. The sewer rents shall be billed with the water charges and shall constitute additional rent. Nothing contained herein shall relieve the Tenant from liability for metered water charges for the period prior to the Surrender Date.

d.     Freight Elevator Service. Landlord shall provide freight elevator service to the Tenant on Business Days between the hours of 8 a.m. – 10 a.m. at no charge. If the Tenant requires freight elevator service at any other time, it shall give 24 hours notice to the Landlord and the Landlord shall provide such service at the prevailing rates then being charged by the Landlord for the provision of overtime freight elevator service in its other buildings.

7.     Signage. The Tenant currently has a sign installed on the exterior of the building. The Tenant shall remove the sign and replace it with a plaque to be placed near the entrance to the building, the size, design, location and manner of affixation of the plaque to be subject to the approved by the Landlord. The Tenant shall be responsible for restoring all damage caused to the exterior of the building as a result of the removal or relocation of the sign. The Tenant shall keep any sign installed on the building in good condition and repair. The Tenant acknowledges that tenants in the remaining portions of the building may be permitted to erect signage on the exterior of the building as well.

8.     Improvement Allowance. Article FORTY-FIVE of the Lease is hereby deleted in its entirety and the following inserted in lieu thereof:

ARTICLE FORTY-FIVE
CONSTRUCTION OF OFFICE IMPROVEMENTS

It is agreed that the Tenant will modify and improve the premises as a result of the surrender of the Surrendered Space (the “Tenant Improvements”), which Tenant Improvements shall be performed in accordance with the terms of this lease. The Landlord will reimburse the Tenant for the Tenant Improvements up to a maximum of $61,875.00 (the “Improvement Allowance”) over and above the items included in the Work Letter annexed hereto as Exhibit E (and the Tenant will pay the cost of the Tenant Improvements in excess of such amount), all in accordance with, and subject to the limitations set forth in subparagraphs (a) through (e) below:

(a)     The Tenant Improvements for which reimbursement may be sought are the costs of constructing the Tenant Improvements. Such costs shall not include any telephone systems, computer systems, furniture and decorations, but may include carpeting, wall coverings, window blinds and telephone and data cabling.

(b)     The Landlord shall reimburse the Tenant from time-to-time (but not more often than monthly) for work done in connection with the installation and construction of the Tenant Improvements, up to an aggregate maximum reimbursement of $61,875.00, within thirty (30) days following receipt of the following:

(i) a request for payment of the Improvement Allowance signed by an officer of Tenant, specifying the work for which reimbursement is being sought, which shall be accompanied by a certificate signed by an officer of the Tenant certifying that the payment requested in the invoice has been paid in full and that the Tenant Improvements specified therein have been completed substantially in conformance with the plans therefor which were approved by the Landlord and that such work has been completed in a good and workmanlike manner;

(ii) copies of invoices from the vendors, supplier, or contractor evidencing the amount for which payment or reimbursement is sought, such invoices, if submitted for reimbursement, to be marked “paid in full” by such vendor, supplier or contractor (or, in lieu thereof, the Landlord shall be furnished other documentation satisfactory to the Landlord evidencing payment in full);

(iii) a certificate from the Tenant’s architect stating that (x) such portion of the Ttenant Improvements for which reimbursement is being sought has been fully completed substantially in accordance with the final plans as approved by the Landlord, and (y) that such work has been completed in a good and workmanlike condition; and

(iv) lien waivers from each contractor(s) or subcontractor(s) to the extent of the amount to be paid to such parties, which waivers may contain a condition that the effectiveness of such waivers shall be subject to the payment to the applicable contractor(s) or subcontractor(s) of the amount of the invoice accompanying such waiver. The Landlord shall not be obligated to reimburse the Tenant for any invoice which is not accompanied by such a waiver.

(v) Notwithstanding the foregoing, the Landlord shall retain an amount equal to ten percent (10%) of the Improvement Allowance until the Tenant has submitted to the Landlord final permits required in connection with the construction of the Tenant Improvements by any governmental department or agency having jurisdiction thereof, together with a final, unconditional sign-off from the New York City Department of Buildings for such work.

(c)     It is understood and agreed that the Landlord shall have no responsibility for the performance of the contractor installing the Tenant Improvements (including matters of quality or timeliness), and in the event that for any reason the Tenant Improvements are not completed in a timely fashion and/or there is any delay in the date on which the premises are ready for occupancy by the Tenant for the purposes of conducting business, this lease shall nevertheless continue in full force and effect, and, except in the circumstances set forth below and to the extent set forth below, the Tenant shall have no right, remedy or claim (including any claim for actual, punitive or consequential damages) against the Landlord.

(d)     The Landlord’s maximum liability under this Article shall not exceed $61,875.00. If the actual cost of the Tenant Improvements shall exceed the amount of the Improvement Allowance, the entire amount of the excess cost shall be paid solely by the Tenant and the Landlord shall be under no obligation to pay such excess.

(e)     Within thirty (30) days after completion of the Tenant Improvements, the Tenant shall deliver to the Landlord general releases and waivers of lien from all contractors, subcontractors and materialmen involved in the performance of the Tenant Improvements and the materials furnished in connection therewith (unless the same were previously furnished pursuant to subparagraph (b)(iv) above), and a certificate from the Tenant’s independent licensed architect certifying that, in its opinion, the Tenant Improvements have been performed in a good and workmanlike manner and substantially completed in accordance with the final plans, as approved by the Landlord.”

9.     Landlord’s Work. The Landlord shall not be required to furnish any work or materials to the premises, except as expressly provided in the Work Letter attached hereto as Exhibit E and in Paragraph 10 below (collectively, “Landlord’s Work”). The Tenant shall cooperate with the Landlord and allow the Landlord access to the premises to perform Landlord’s Work, and the Tenant acknowledges that, in the course of performing Landlord’s Work or separately metering any utility services to be provided to the premises, the Landlord may need to alter the existing building systems currently serving the premises. The Landlord shall use commercially reasonable efforts to perform such work in a manner which minimizes interference with the Tenant’s business, but the Landlord shall not be obligated to perform such work on an overtime or other premium labor basis.

10.     Removal of Internal Staircase. There is currently an internal staircase connecting the first and second floors of the building, the location of which on the second floor is shown as the cross-hatched area on Exhibit A (the “Internal Stairs”). (The Internal Stairs are different than the Second Floor Access Stairs.) Access to the Internal Stairs from the second floor is currently closed off by a wall (the “Staircase Wall”). The Landlord may elect, at its expense, at any time during the term to remove the Internal Stairs. If the Landlord elects to remove the Internal Stairs, it shall do so in accordance with all Legal Requirements and shall close the opening in the floor of the second floor premises caused by such stair removal. If the Landlord does not remove the Internal Stairs, it shall replace the Staircase Wall with a fire-rated wall. Unless and until the Landlord removes the Internal Stairs, the Tenant shall not remove the Staircase Wall.

11.     Broker. The Tenant represents and warrants to the Landlord that all of the Tenant’s negotiations respecting this Lease Modification and Extension Agreement which were conducted with or through any person, firm or corporation, other than the officers of the Landlord, were conducted through Studley, Inc. (the “Broker”). The Landlord agrees to pay the commission due to the Broker pursuant to the terms of a separate agreement. Landlord and Tenant agree to indemnify and hold one another harmless from and against all demands, liabilities, losses, causes of action, damages, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred in connection with any claims for a brokerage commission, finder’s fee, consultation fees or other compensation arising out of any conversations or negotiations had by the party against whom indemnification is claimed with any broker or other party except for the Broker.

12.     Amendment to Article Eleven. The provisions of Article ELEVEN (b) shall remain in full force and effect, except that (i) the sum $244,000.00 referred to therein shall be changed to $123,750, (ii) the denominator of 84 referred to in clause (y) shall be changed to 120, and (ii) the reference to net expenditures incurred during the first twelve (12) months after the Commencement Date shall be amended to refer to the first twelve (12) months after the date of this Agreement.

13.     Rules and Regulations. The following is added to the Rules and Regulations set forth in Schedule A of the Lease.

“30. Except with respect to those individuals who can demonstrate that they are an employee of Tenant (e.g., providing photo identification and a business card), the Landlord may exclude any persons visiting or attempting to visit the premises between 7 P.M. and 7 A.M. on Business Days or on non-Business Days unless such person shall be equipped with a pass signed or approved by the Landlord and unless such person shall sign his name and the premises which he is to visit on the night report. Each tenant shall be responsible for all persons for whom a pass or business card shall be issued by or at the request of the Tenant and shall be liable to the Landlord for all acts of such persons. The Tenant shall not have a claim against the Landlord by reason of the Landlord excluding from the building any person who does not present a pass. At all times, the Landlord retains the right to prevent access to the building to all persons whose presence, in the judgment of the Landlord, would be prejudicial to the safety, character or reputation of the building.”

14.     Ratification of Lease. Except as modified in accord with the provisions of this Agreement, the Lease is hereby ratified and affirmed and the Landlord and the Tenant covenant and agree to keep and perform the obligations of the Lease as hereby modified.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW-YORK

By:	/Executed/
President of Real Estate

By:	/Executed/
Director of Commercial Leasing

By:	/Executed/
Chief Financial Officer

MIVA DIRECT, INC.

By:	/s/ John Pisaris
Name: John Pisaris
Title: General Counsel

EXHIBIT A

SECOND FLOOR PREMISES

EXHIBIT A-1

SECOND FLOOR ACCESS STAIRS

EXHIBIT D

PERCENTAGE ESCALATION

Period	Month/Year-Month/Year	Fixed Rent	Percentage Escalation	Escalated Rent*
1	2/1/2006-1/31/2007	$420,750	0	$420,750
2	2/1/2007-1/31/2008	$420,750	12,623	433,373
3	2/1/2008-1/31/2009	$420,750	25,624	446,374
4	2/1/2009-1/31/2010	$420,750	39,015	459,765
5	2/1/2010-1/31/2011	$420,750	52,808	473,558
6	2/1/2011-1/31/2012	$420,750	67,015	487,765
7	2/1/2012-1/31/2013	$420,750	81,648	502,398
8	2/1/2013-1/31/2014	$420,750	96,719	517,469
9	2/1/2014-1/31/2015	$420,750	112,244	532,994
10	2/1/2015-1/31/2016	$420,750	128,233	548,983

_________
*Does not include tax escalations on account of increases in real property taxes.

EXHIBIT E

WORK LETTER

It is agreed that, except as otherwise indicated, the following work is to be done to the premises by the Landlord at the Landlord’s expense:

1.     Landlord will demise the entry to the second floor premises from the rest of the building on or before the earlier of (i) June 1, 2006, or (ii) the date the Landlord leases all or part of the first floor to a new tenant.

2.     Landlord will install any controls needed to supply heat to the existing radiators in the premises on or before the earlier of (i) June 1, 2006, or (ii) the date the Landlord leases all or part of the first floor to a new tenant.

3.     Landlord will submeter the second floor premises for electrical consumption on or before the earlier of (i) June 1, 2006, or (ii) the date the Landlord leases all or part of the first floor to a new tenant.

It is stipulated and agreed that the foregoing constitutes the work to be done by the Landlord referred to in the lease to which this Work Letter is attached and all the work to be done by the Landlord in the premises, except as otherwise expressly provided in such lease.

It is further stipulated and agreed that the aforesaid work shall be commenced by the Landlord as soon as possible after full execution of the lease and the payment by the Tenant of the first installment of rent and the performance by the Tenant of any other obligations to be performed by the Tenant at the time of the signing of the lease and shall be completed with reasonable diligence, subject to delays of the sort in Article THIRTY-FOUR, provided that the Landlord shall not be required to do the work on days or hours other than usual working days and hours in the trades in question.

Subject to the foregoing provisions the Landlord reserves the right, after according reasonable consideration to the Tenant’s wishes in the matter, to make all decisions as to the time or times when, the order and style in which, said work is to be done, and the labor or materials to be employed therefor. The work shall be done, unless the Landlord otherwise directs, during the usual working hours observed by the trades in question. It is stipulated and agreed that in case the Landlord is prevented from commencing, prosecuting or completing said work, due to the Landlord’s inability to obtain or difficulty in obtaining the labor or materials necessary therefor, or due to any governmental requirements or regulations relating to the priority or national defense requirements, or due to any other cause beyond the Landlord’s control, the Landlord shall not be liable to the Tenant for damages resulting therefrom, nor shall the Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in the Tenant’s favor that such failure constitutes actual, constructive, total or partial eviction from the premises.